Exhibit 10.20
Description of 2007 Executive Management Team Compensation Plan
     In fiscal year 2007, the executive officers and certain other employees of DemandTec, Inc. (the “Company”) were entitled to earn annual cash bonuses under the Company’s Executive Management Team Compensation Plan. The Compensation Committee of the Company’s Board of Directors (the “Committee”) established a series of objectives for the Company’s executive officers based on bookings, cash, and individual performance objectives (the “MBOs”). The bonus amounts were determined on the basis of these objectives. The objectives were weighted differently for each executive officer, based on his role and responsibilities. For Messrs. Fishback and Culhane, the Committee determined the cash bonus in its discretion on the basis of a subjective review of their performance. For Mr. Crouch, the Committee determined the cash bonus giving equal weight to the bookings and cash balance objectives. For Mr. Dai, the Committee determined the cash bonus on the basis of a bookings objective (35%), a cash balance objective (35%) and his MBOs (30%). Mr. Dai’s MBOs consisted of objectives related to the development and implementation of various product and engineering initiatives and ensuring departmental budget compliance. The individual bonus formula for Messrs. Dai and Crouch provided for 50% of the target payment upon 70% achievement of the respective individual or Company performance goals, increasing to 100% payment upon 100% achievement. Mr. Dai’s individual bonus formula then provided for a payment increasing to 130% of the target payment upon 110% achievement of goals, and for an additional 6% of the target payment for each additional 1% achievement of goals beyond 110%. Mr. Crouch’s individual bonus formula then provided for a payment increasing to 140% of the target payment upon 110% achievement of goals, and for an additional 8% of the target payment for each additional 1% achievement of goals beyond 110%.